Exhibit 4.9

FIRST AMENDMENT

TO THE

WARRANT TO PURCHASE COMMON STOCK

OF

CORAUTUS GENETICS INC.

Issued to Robert T. Atwood as of May 14, 2003

This FIRST AMENDMENT to the Warrant to Purchase Common Stock of Corautus Genetics Inc., issued to Robert T. Atwood as of May 14, 2003 (the “Warrant”), is made and entered into by Corautus Genetics Inc., a Delaware corporation (the “Company”), and Robert T. Atwood (the “Holder”), as of August 22, 2003;

W I T N E S S E T H:

WHEREAS, the Company issued the Warrant to the Holder as of May 14, 2003, pursuant to the Employment Agreement between the Company and the Holder dated February 5, 2003 and executed May 14, 2003, to provide that Holder is entitled (subject to the terms of the Warrant) to purchase from the Company 35,716 shares of the Common Stock of the Company, at a price of $1.30 per share;

WHEREAS, Section 7(c) of the Warrant provides that the Warrant may not be transferred or assigned in whole or in part other than by will or pursuant to the laws of descent and distribution;

WHEREAS, the Holder wishes to transfer the Warrant to a trust for the benefit of his family members, and the Company has determined to permit such transfer; and

WHEREAS, Section 10 of the Warrant provides that the Warrant may be amended at any time with the written consent of the Company and the Holder;

NOW, THEREFORE, the Warrant is hereby amended as follows, effective as of August 22, 2003:

1. Section 7(c) of the Warrant shall be amended to read as follows:

“(c) Transferability and Negotiability of Warrant. This Warrant may not be transferred or assigned in whole or in part other than: (i) by will or pursuant to the laws of descent and distribution, or (ii) upon written notice to the Company, transfer from Robert T. Atwood to Pauletta Y. Atwood, as Trustee for the Robert T. Atwood Grantor Retained Annuity Trust, on or before December 31, 2003. No transfer permitted hereunder shall be valid unless the transferee agrees to all the terms and conditions of the Warrant as set forth herein and in such other documents as the Company may reasonably request the transferor and/or the transferee to execute in connection with the transfer of such options.”

2. Except as specifically modified above, the terms of the Warrant shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Holder have caused this First Amendment to be executed as of the date first above written.

CORAUTUS GENETICS INC.

By:	/s/ Richard E. Otto
Richard E. Otto, President and Chief Executive Officer

HOLDER:

/s/ Robert T. Atwood
Robert T. Atwood